Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus of our report dated January 29, 2024, relating to the financial statements and financial highlights of MainGate MLP Fund appearing in the Fund’s Annual Report on Form N-CSR for the year ended November 30, 2023, which are incorporated by reference in the Prospectus.

We also consent to the incorporation by reference to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information of such Registration Statement.

/s/ BDO USA, P.C.

Memphis, Tennessee
March 28, 2024